EXHIBIT 99.2

                              NEWS RELEASE

                                                   Media Contact: Jef Freeman

For Release FRI AM, March 20


         COGENTRIX ENERGY TO ISSUE UP TO $250 MILLION OF SENIOR NOTES


     CHARLOTTE, NC - Cogentrix Energy, Inc. plans a private placement of up to $250 million in senior notes pursuant to the Securities and Exchange Commission's Rule 144A. The proceeds will be used by Cogentrix to finance a portion of its recently announced acquisitions of assets from LS Power Corporation and Bechtel Enterprises. The new senior notes will be unsecured and will rank equally with the Company's $100 million of outstanding Senior Notes due 2004.

     The new senior notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

     On March 20, 1998, Cogentrix announced an agreement with LS Power Corporation to acquire all of LS Power Corporation's 74 percent ownership and management interests in cogeneration plants in Whitewater, Wis., and Cottage Grove, Minn. The Company reported on March 17, 1998 an agreement to acquire ownership interests that Bechtel Enterprises, Inc. holds in 12 U.S. energy projects and one natural gas pipeline.

     Headquartered in Charlotte, N.C., Cogentrix Energy, Inc. develops, owns and operates electric generation and other power assets in the United States and internationally.